Exhibit 11.1
METROPOLITAN FINANCIAL CORPORATION
COMPUTATION OF PER SHARE EARNINGS
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
(In thousands, except per share data)                                                    Year Ended December 31
                                                      1993                       1992                      1991
Primary

Average number of common shares outstanding         30,481                     26,764                    20,351

Net effect of dilutive stock options/warrants-
  based on the treasury stock method
  using average market price                         1,181                      1,620                     1,295
                                                    31,662                     28,384                    21,646
Income before extraordinary item and cumulative
  effect of accounting change                       65,174                     67,519                    57,439

Extraordinary Item                                      _                     (6,329)                       _

Cumulative effect of accounting change                  _                     75,941                        _

Dividends on preferred stock                         1,405                      1,405                     5,085

Net Income                                          63,769                    135,726                    52,354

Income per share before extraordinary items and
  cumulative effect of accounting change              2.01                       2.34                      2.42

Extraordinary Item                                      _                       (0.22)                       _

Cumulative effect of accounting change                  _                        2.66                        _

Earnings Per Share                                   $2.01                      $4.78                     $2.42

Fully Diluted

Average number of common shares outstanding         30,481                     26,764                    20,351

Net effect of dilutive stock options / warrants-
  based on the treasury stock method
  using closing market price if higher
  than average market price                          1,211                      1,939                     1,782

Net effect of other dilutive securities-
  conversion of preferred shares to
  common shares                                         _                       1,910                     6,361
                                                    31,692                     30,613                    28,494
Income before extraordinary item and
  cumulative effect of accounting change            65,174                     67,519                    57,439

Extraordinary Item                                      _                      (6,329)                       _

Cumulative effect of accounting change                  _                      75,941                        _

Dividends on nonconvertible preferred stock          1,405                      1,405                     1,405

Net Income                                          63,769                    135,726                    56,034

Income per share before extraordinary
  items and cumulative effect of accounting change    2.01                       2.17                      1.96

Extraordinary Item                                      _                       (0.21)                      _

Cumulative effect of accounting change                  _                        2.47                        _

Earnings Per Share                                   $2.01                      $4.43                     $1.96
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